EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

among

Merrill Lynch Portfolio Management, Inc.,

as Buyer,

MuniMae TEI Holdings, LLC,

as Seller,

Municipal Mortgage & Equity, LLC,

as Parent,

and

MuniMae TE Bond Subsidiary, LLC,

as Target

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TABLE OF CONTENTS

§ 1. Definitions.		4

§ 2. Purchase and Sale of Common Shares.		9
(a)	Basic Transaction.	9
(b)	Purchase Price.	9
(c)	Distributable Securities.	9
(d)	Closing.	9
(e)	Deliveries at Closing.	9

§ 3. Representations and Warranties Concerning Transaction.		10
(a)	Seller Parties’ Representations and Warranties.	10
(b)	Buyer’s Representations and Warranties.	11

§ 4. Representations and Warranties Concerning Target and Its Subsidiaries.		12
(a)	Organization, Qualification, and Corporate Power.	12
(b)	Capitalization.	13
(c)	Non-contravention.	13
(d)	Brokers’ Fees.	13
(e)	Title to Assets: No Change.	13
(f)	Subsidiaries.	14
(g)	Financial Statements.	14
(h)	Events Subsequent to Most Recent Fiscal Year End.	14
(i)	Undisclosed Liabilities.	16
(j)	Legal Compliance.	16
(k)	Tax Matters.	16
(l)	Real Property.	18
(m)	Intellectual Property.	18
(n)	Tangible Assets.	20
(o)	Contracts.	20
(p)	Notes and Accounts Receivable.	20
(q)	Powers of Attorney.	20
(r)	Insurance.	20
(s)	Litigation.	20
(t)	Employees.	21
(u)	Employee Benefits.	21
(v)	Guaranties.	21
(w)	Environmental, Health, and Safety Matters.	21
(x)	Business Operations and Records.	22
(y)	Computer and Technology Security.	22
(z)	Certain Business Relationships with Target and Its Subsidiaries.	22
(aa)	Data Privacy.	22
(bb)	Certain Financial Agreement.	22

§ 5. Pre-Closing Covenants.		22
(a)	General.	22
(b)	Notices and Consents.	22
(c)	Operation of Business.	22
(d)	Preservation of Business.	23
(e)	Reasonable Access.	23
(f)	Notice of Developments.	23
(g)	Leases.	23
(h)	New Transaction Documents.	23
(i)	Tax Matters.	23

§ 6. Post-Closing Covenants.		23
(a)	General.	23
(b)	Litigation Support.	23
(c)	Transition.	24
(d)	Confidentiality.	24
(e)	Intellectual Property.	24
(f)	Reasonable Access.	25
(g)	Directors' and Officers' Indemnification.	25
(h)	True-up Provision	25

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§ 7. Conditions to Obligation to Close.		25
(a)	Conditions to Buyer’s Obligation.	25
(b)	Conditions to Seller’s Obligation.	27

§ 8. Remedies for Breaches of This Agreement.		27
(a)	Survival of Representations and Warranties.	27
(b)	Indemnification Provisions for Buyer’s Benefit.	28
(c)	Indemnification Provisions for Seller’s Benefit.	28
(d)	Matters Involving Third Parties.	28
(e)	Purchase Price Adjustment.	29
(f)	Other Indemnification Provisions	29
(g)	Exclusive Remedy.	30
(h)	Limitations.	30

§ 9. Tax Matters.		31

§ 10. Termination.		33
(a)	Termination of Agreement.	33
(b)	Effect of Termination.	34

§ 11. Miscellaneous.		34
(a)	Nature of Seller Parties’ Obligations.	34
(b)	Press Releases and Public Announcements.	34
(c)	No Third-Party Beneficiaries.	34
(d)	Entire Agreement.	34
(e)	Succession and Assignment.	34
(f)	Counterparts.	34
(g)	Headings.	34
(h)	Notices.	34
(i)	GOVERNING LAW.	35
(j)	Consent to Jurisdiction, Venue and Service of Process.	35
(k)	WAIVER OF JURY TRIAL.	36
(l)	Amendments and Waivers.	36
(m)	Severability.	36
(n)	Expenses.	36
(o)	Construction.	36
(p)	Incorporation of Exhibits, Annexes, and Schedules.	37
(q)	Specific Performance.	37
(r)	Tax Disclosure Authorization.	37
(s)	NO OTHER REPRESENTATIONS AND WARRANTIES.	37

Exhibit A—Historical Financial Statements

Exhibit B—Form of Opinion of Seller’s Counsel

Exhibit C—Form of Opinion of Buyer’s Counsel

Exhibit D—Form of Qualified Institutional Buyer Certificate

Exhibit E—Escrow Agreement

Exhibit 2(e)(A)—Second Amendment to Operating Agreement

Annex I—Exceptions to Seller’s Representations and Warranties Concerning Transaction

Annex II—Exceptions to Buyer’s Representations and Warranties Concerning Transaction

Disclosure Schedule—Exceptions to Representations and Warranties Concerning Target and Its Subsidiaries

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this ‘‘Agreement’’) is entered into on and as of July 1, 2013, by and among Merrill Lynch Portfolio Management, Inc., a Delaware corporation (‘‘Buyer’’), MuniMae TEI Holdings, LLC, a Maryland limited liability company (‘‘Seller’’), Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“Parent”) and MuniMae TE Bond Subsidiary, LLC, a Maryland limited liability company (‘‘Target’’). Buyer, Seller and Parent are referred to collectively herein as the ‘‘Parties.’’

Immediately prior to the consummation of the transactions herein contemplated, Seller owns 100% of the issued and outstanding Common Shares (as defined below) of Target.

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the issued and outstanding Common Shares of Target owned by Seller, and Buyer will purchase from Target the New Common Shares (as defined below), in each case for the consideration and on the terms set forth in this Agreement and in consideration of the performance of certain covenants as set forth herein.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions.

‘‘Adverse Consequences’’ means actual out-of-pocket costs relating to all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that “Adverse Consequences” shall not include punitive, incidental, consequential or special damages except to the extent awarded and paid pursuant to a Third-Party Claim.

‘‘Affiliate’’ has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Base Rate” means the base rate which is set weekly and used by Bank of America Merrill Lynch to value all non-rated tax-exempt multifamily housing bonds by the Bank of America Merrill Lynch Municipal Capital Markets group.

‘‘Basis’’ means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms a reasonable basis for any specified consequence.

‘‘Basket’’ has the meaning set forth in §8(h) below.

“Bonds” means all mortgage revenue bonds (or interests therein) and related instruments owned by Target, other than the Distributable Securities.

‘‘Buyer’’ has the meaning set forth in the preface above.

‘‘Buyer Indemnitees’’ has the meaning set forth in §8(b) below.

‘‘Buyer Notice Individual” has the meaning set forth in §1(a) of Annex II.

“Capital Contribution” has the meaning set forth in §2(b) below.

‘‘Closing’’ has the meaning set forth in §2(d) below.

‘‘Closing Date’’ has the meaning set forth in §2(d) below.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

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“Common Shares” means all of the issued and outstanding shares of Target which are designated as Common Shares in the Operating Agreement.

‘‘Confidential Information’’ means any information concerning the businesses and affairs of Target and its Subsidiaries other than information that is (i) generally available to the public, (ii) received after the Closing from a third party not known to Seller to be under any obligation of confidentiality with respect to such information or (iii) is independently developed without violating any obligation of confidentiality hereunder.

‘‘Data Laws’’ means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to Target and its Subsidiaries.

“Deductible” means $500,000.

‘‘Disclosure Schedule’’ has the meaning set forth in §4 below.

“Distributable Securities” means the assets of Target set forth on §1(a) of the Disclosure Schedule.

‘‘Employee Benefit Plan’’ means any ‘‘employee benefit plan’’ (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

‘‘Employee Pension Benefit Plan’’ has the meaning set forth in ERISA §3(2).

‘‘Employee Welfare Benefit Plan’’ has the meaning set forth in ERISA §3(1).

‘‘Environmental, Health, and Safety Requirements’’ means, whenever in effect, all federal, state, local, and non-U.S. statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Affiliate’’ means each entity that is treated as a single employer with Target for purposes of Code §414.

‘‘Escrow Agent’’ has the meaning set forth in §2(b) below.

‘‘Escrow Agreement’’ means the escrow agreement entered into concurrently herewith and attached hereto as Exhibit E.

‘‘Financial Statements’’ has the meaning set forth in §4(g) below.

“Fundamental Representations and Covenants” has the meaning set forth in §8(h)(ii) below.

‘‘GAAP’’ means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“General Representations and Covenants” has the meaning set forth in §8(h)(ii) below.

“Governing Documents” means each of the documents listed in §4(a) of the Disclosure Schedule and includes the articles of organization, operating agreement, bylaws and series exhibits (as applicable), and including in each case all amendments, supplements and restatements to or of the foregoing, for each of Target and its Subsidiaries, as of the date hereof.

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“Governmental Authority” means any national, supra national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority, body, board, agency, department, commission, bureau, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, fiscal, monetary or administrative powers or functions of or pertaining to government, or any arbitrator, mediator or other Person with authority to bind a party at law.

‘‘Indemnified Party’’ has the meaning set forth in §8(d) below.

‘‘Indemnifying Party’’ has the meaning set forth in §8(d) below.

“Initial Short Period Tax Return” has the meaning set forth in §9(a) below.

‘‘Intellectual Property’’ means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials and (h) all other proprietary rights.

‘‘Knowledge’’ means actual knowledge after reasonable investigation and in the case of each Seller Party, means the actual knowledge after reasonable investigation of any individual listed on §1(a) of Annex I.

“Law(s)” means all constitutions, common law and all federal, state and local laws, including without limitation all statutes, treaties, codes, acts, rules, regulations, guidelines, ordinances, resolutions, orders, judgments, decrees, injunctions, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

‘‘Leased Real Property’’ means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), at any time Leased by Target or any of its Subsidiaries.

‘‘Leases’’ means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target or any of its Subsidiaries holds or has ever held any Leased Real Property.

‘‘Liability’’ means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

‘‘Lien’’ means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

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‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change’’ means any effect or change that would be reasonably expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Target and its Subsidiaries, taken as a whole, or to the ability of Seller Parties to consummate timely the transactions contemplated hereby, excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Target and its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies), (d) changes in interest rates, and (e) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

‘‘Most Recent Balance Sheet’’ means the balance sheet contained within the Most Recent Financial Statements.

‘‘Most Recent Financial Statements’’ has the meaning set forth in §4(g) below.

‘‘Most Recent Fiscal Year End’’ has the meaning set forth in §4(g) below.

‘‘Most Recent Quarter End’’ has the meaning set forth in §4(g) below.

‘‘Multiemployer Plan’’ has the meaning set forth in ERISA §3(37).

‘‘Necessary Items’’ has the meaning set forth in §4(x) below.

“New Common Shares” means 6,577 of newly issued Common Shares to be sold to Buyer as described in §2(e) below.

“New Transaction Documents” has the meaning set forth in §7(a) below.

“Operating Agreement” means the Amended and Restated Operating Agreement of Target, dated as of May 17, 1999, as amended, restated, supplemented or otherwise modified as of the date hereof.

‘‘Ordinary Course of Business’’ means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

‘‘Owned Real Property’’ means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), at any time owned by Target or any of its Subsidiaries.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

‘‘Parties’’ has the meaning set forth in the preface above.

‘‘Person’’ means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Period” means any period ending on or prior to the Closing Date.

‘‘Preferred Shares’’ has the meaning set forth in §4(b) below.

“Proposed Settlement” has the meaning set forth in §9(e) below.

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‘‘Purchase Price’’ has the meaning set forth in §2(b) below.

“Qualified Institutional Buyer” shall have the meaning specified in Rule 144A promulgated under the Securities Act.

‘‘Real Property’’ means Owned Real Property and Leased Real Property.

‘‘Real Property Laws’’ has the meaning set forth in §4(l) below.

‘‘Securities Act’’ means the Securities Act of 1933, as amended.

‘‘Securities Exchange Act’’ means the Securities Exchange Act of 1934, as amended.

‘‘Seller’’ has the meaning set forth in the preface above.

“Seller Indemnitees” has the meaning set forth in §8(c) below.

“Seller Parties” means Seller and Parent and their respective successors and assigns.

“Servicer” means MuniMae Portfolio Servicer, LLC, a Maryland limited liability company.

“Servicing Agreement” means the Servicing Agreement entered into as of July 1, 2013, by and between Target and Servicer.

“Short Period” has the meaning set forth in §9(a) below.

‘‘Subsidiary’’ means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term ‘‘Subsidiary’’ shall include all Subsidiaries of such Subsidiary.

‘‘Target’’ has the meaning set forth in the preface above.

“Tax’’ or ‘‘Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” means any action, suit, claim, demand, notice, imposition, charge, complaint, proceeding, order, ruling, judgment or decree alleging, evidencing or constituting Liability for Tax or Taxes or other Adverse Consequences.

“Tax Referee” has the meaning set forth in §9(a) below.

“Tax Return(s)” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Termination” has the meaning set forth in §4(k) below.

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‘‘Third-Party Claim’’ has the meaning set forth in §8(d) below.

“Threshold” has the meaning set forth in §8(h) below.

“Treasury Regulations” means temporary, proposed and final regulations as promulgated under the Code.

§2. Purchase and Sale of Common Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of its Common Shares, and Buyer agrees to purchase from Target the New Common Shares, in each case for the consideration specified below in this §2.

(b) Purchase Price. Buyer agrees to pay to Seller at the Closing Seventy-Eight Million Five Hundred Two Thousand Six Hundred Eighty-Eight Dollars ($78,502,688) (the ‘‘Purchase Price’’) by delivery of cash in the amount of the Purchase Price payable by wire transfer of immediately available funds to U.S. Bank National Association, as escrow agent under the Escrow Agreement (the ‘‘Escrow Agent’’) to be distributed as set forth in the Escrow Agreement in exchange for Seller’s Common Shares. Buyer agrees to contribute to Target at the Closing the amount of One Hundred Forty-Six Million Five Hundred Seventy-Four Thousand Nine Hundred Seventy-Nine $146,574,979 (the “Capital Contribution”) by delivery of cash in the amount of the Capital Contribution payable by wire transfer of immediately available funds to the Escrow Agent to be distributed as set forth in the Escrow Agreement in exchange for the New Common Shares.

(c) Distributable Securities. Target agrees to distribute the Distributable Securities to Seller at the Closing in the manner set forth in the Escrow Agreement. There shall be specially allocated to Seller any items of gain or income recognized by Target (including without limitation, original issue discount, gain based on book/tax differences and acceleration of deferred income) as a result of the distribution of the Distributable Securities to Seller. After the Closing, Seller shall not be entitled to any other distributions from Target as a result of being a member of Target.

(d) Closing. The closing of the transactions contemplated by this Agreement (the ‘‘Closing’’) shall take place at the offices of Kutak Rock LLP, in Atlanta, Georgia, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of such conditions) or such other date as Buyer and Seller may mutually determine (the ‘‘Closing Date’’); provided, however, that the Closing Date shall be no earlier than July 3, 2013.

(e) Deliveries at Closing. At the Closing and subject to satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §7(b) below, (iii) Seller will deliver to Buyer certificates representing all of its Common Shares, accompanied by either an assignment in writing on the back of the certificate or by a written power of attorney to assign and transfer the same on the books of Target, (iv) Buyer will deliver to Seller and Target, as applicable, the consideration specified in §2(b) above, (v) Target will distribute the Distributable Securities to Seller, (vi) Target will deliver to Buyer certificates representing the New Common Shares and (vii) each of the Parties will deliver its executed counterpart to the joint written instructions to the Escrow Agent such that the deliveries described in this §2(e) shall occur in the manner set forth in the Escrow Agreement, as applicable. Notwithstanding any other provision of this Agreement, the Parties agree that the following actions to take place at Closing will occur in the order as set forth below, but that in order for any one of such actions to be effective and binding, all such actions must occur as prescribed.

(A) The Amended and Restated Operating Agreement of Target shall be amended by Seller executing the Second Amendment to such Agreement as set forth in Exhibit 2(e)(A).

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(A)  Buyer shall make the Capital Contribution in exchange for and as consideration for 6,577 of New Common Shares as set forth in §2(b), which New Common Shares shall be deposited in escrow and distributed in accordance with the terms of the Escrow Agreement.

(B)  Target shall distribute the Distributable Securities to Seller, which Distributable Securities shall be deposited in escrow and distributed in accordance with the terms of the Escrow Agreement.

(C)  Buyer shall pay the Purchase Price to Seller as consideration for Buyer’s purchase of all of Seller’s Common Shares as set forth in §2(b), which Purchase Price and Common Shares shall be deposited in escrow and distributed in accordance with the terms of the Escrow Agreement.

§3. Representations and Warranties Concerning Transaction.

(a) Seller Parties’ Representations and Warranties. Each Seller Party, jointly and severally for all purposes, represents and warrants to Buyer that the statements contained in this §3(a) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made on and as of such date) with respect to itself, except as set forth in Seller Parties’ Disclosure Schedule attached hereto as Annex I. Annex I will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3(a). The disclosures in any section or subsection of Annex I shall qualify other sections or subsections in this §3(a) or §4 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

(i) Organization of Seller. Each Seller Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(ii) Authorization of Transaction. Each Seller Party has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming this Agreement constitutes the valid and legally binding obligation of Buyer, this Agreement constitutes the valid and legally binding obligation of each Seller Party, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each Seller Party. No Seller Party is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the sale of the Common Shares and the other transactions contemplated by this Agreement.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A)(1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Seller Party is subject or (2) violate any provision of its respective articles of organization, operating or limited liability company agreement, charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Party is a party or by which it is bound or to which any of its assets are subject, in the case of each of clauses (A)(1) and (B), in any material respect, or (C) result in the imposition or creation of a Lien upon or with respect to the Common Shares or the New Common Shares.

(iv) Brokers’ Fees. No Seller Party has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Common Shares. Seller holds of record and owns beneficially the number of Common Shares set forth next to its name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws, the Governing Documents of Target or such restrictions as will be released at Closing), Taxes, Liens (other than the Lien and negative pledge held by Buyer or its Affiliates), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any limited liability company interests or shares in or other equity interests in or of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests of Target other than the Governing Documents of Target.

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(vi) Ownership of Parent. To Seller Parties’ Knowledge, as of the date hereof, neither Buyer nor any of its Affiliates (i) is the beneficial owner, directly or indirectly, of 10% or more of the equity interests in Parent, (ii) is an Affiliate of Parent and at any time within the two-year period immediately prior to the date hereof was the beneficial owner, directly or indirectly, of 10% or more of the equity interests in Parent or (iii) is an Affiliate of (i) or (ii).

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(b) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made on and as of such date), except as set forth in Buyer’s Disclosure Schedule attached hereto as Annex II. Annex II will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3. The disclosures in any section or subsection of Annex II shall qualify other sections or subsections in this §3(b) to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

(i) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(ii) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming this Agreement constitutes the valid and legally binding obligation of Seller Parties and Target, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller Party could become liable or obligated.

(v) Investment. Buyer is an experienced and knowledgeable investor. Prior to entering into this Agreement, Buyer was advised by such Persons it has deemed appropriate concerning this Agreement, and has relied solely on the Seller Parties' representations contained in §3(a) and §4 and its independent investigation and evaluation of, and appraisal and judgment with respect to, Target, the business, assets, Liabilities, results of operations, condition (financial or otherwise) and prospects of Target, and the revenue, price and expense assumptions applicable thereto. Buyer hereby acknowledges that the Common Shares and the New Common Shares are not registered under the Securities Act, or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the Common Shares and the New Common Shares for its own account and not with a view to a sale or distribution of the Common Shares, New Common Shares or the Bonds in violation of the Securities Act and the rules and regulations thereunder, any applicable state "blue sky" laws or any other applicable securities laws. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Common Shares and the New Common Shares and has the ability to bear the economic risk of this investment for an indefinite period of time. Furthermore, Buyer will not transfer any of the Bonds in violation of the Securities Act and the rules and regulations thereunder, any applicable state "blue sky" laws or any other applicable securities laws. To the Knowledge of any Buyer Notice Individual, as of the date hereof, neither Buyer nor any of its Affiliates (i) is the beneficial owner, directly or indirectly, of 10% or more of the equity interests in Parent, (ii) is an Affiliate of Parent and at any time within the two-year period immediately prior to the date hereof was the beneficial owner, directly or indirectly, of 10% or more of the equity interests in Parent or (iii) is an Affiliate of (i) or (ii).

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(vi) Qualified Institutional Buyer. Buyer is (i) a Qualified Institutional Buyer and (ii) purchasing the Common Shares (A) for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (B) in reliance on Rule 144A and (C) in accordance with all applicable securities laws of the states of the United States. Buyer acknowledges that Seller is relying on Buyer’s status as a Qualified Institutional Buyer in order to qualify for an exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

(vii) Financial Ability. Buyer has the cash resources (or immediate and unconditional access to such cash resources) necessary to consummate the transactions contemplated by this Agreement.

(viii) Base Rate. The Base Rate disclosed to Seller is the same rate Buyer discloses to other holders of tax-exempt bonds similar to the Bonds.

§4. Representations and Warranties Concerning Target and Its Subsidiaries. Each Seller Party, jointly and severally for all purposes, represents and warrants to Buyer that the statements contained in this §4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made on and as of such date, other than the representations and warranties in §§4(g) (Financial Statements), 4(i) (Undisclosed Liabilities), 4(k) (Tax Matters), 4(o) (Contracts), 4(r) (Insurance) and 4(s) (Litigation) insofar as such representations and warranties speak as of an earlier date, which need only be true and correct as of such date), except as set forth in the disclosure schedule delivered by Seller Parties to Buyer on the date hereof (the ‘‘Disclosure Schedule’’). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and, if necessary to understand such exception, describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections or subsections in this §4 or §3 to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

(a) Organization, Qualification, and Corporate Power. Each of Target and its Subsidiaries are limited liability companies duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation, except as would not reasonably be expected to have a Material Adverse Effect. Each of Target and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. Each of Target and of its Subsidiaries have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and to own and use the properties owned and used by them, except as would not reasonably be expected to have a Material Adverse Effect. §4(a) of the Disclosure Schedule lists the directors and officers of Target and each of its Subsidiaries. Seller has delivered to Buyer correct and complete copies of each of the Governing Documents for each of Target and its Subsidiaries (as amended, supplemented and restated to date). The minute books (containing the records of meetings of the board of directors, and any committees of the board of directors), the certificate books, and the certificate register books for each of Target and its Subsidiaries are correct and complete. Neither Target nor any of its Subsidiaries is in default under or in violation of any provision of its Governing Documents.

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(b) Capitalization. Except for the New Common Shares, the sole and entire authorized equity and profit interests in Target and including all rights to receive distributions and allocations, and all limited liability company interests, membership interests, common and preferred shares or other equity interests in Target consists of an unlimited number of Common Shares, of which 10,100 Common Shares are issued and outstanding and an unlimited number of Preferred Shares, of which 136.5 are issued and outstanding in the respective series and number of shares set forth in §4(b) of the Disclosure Schedule (collectively, the “Preferred Shares”). All of the issued and outstanding Common Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller as set forth in §4(b) of the Disclosure Schedule. All of the issued and outstanding Preferred Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Persons as set forth in §4(b) of the Disclosure Schedule. The Common Shares hold all voting and control rights with respect to Target except as set forth in the Governing Documents and there exist no restrictions or qualifications or impairments of the free exercise of all such voting rights by Seller prior to Closing nor will any restrictions or qualifications or impairments of the free exercise of all such voting rights by Buyer exist effective upon Closing. Except as set forth in this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any limited liability company interests, membership interests, common or preferred shares or other equity interests in, of or deriving from Target. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts or proxies and, except as set forth in the Governing Documents, no agreements or understandings, with respect to the voting of the Common Shares or the Preferred Shares in Target.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the sale of the Common Shares or the distribution of the Distributable Securities or the other transactions contemplated hereby, will (i)(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of Target and its Subsidiaries is subject or (B) violate any provision of the charter or bylaws or other Governing Documents of any of Target and its Subsidiaries or (ii) assuming release by Buyer of its Lien and negative pledge encumbering the Common Shares, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any Lien upon any of its assets, in the case of each of clauses (i)(A) and (ii), in any material respect. Neither Target nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of (x) any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or (y) any beneficial or registered owner of any Preferred Shares.

(d) Brokers’ Fees. Neither Target nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets; No Change. Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Bonds and their properties and assets, including those held by Servicer as bailee or agent pursuant to the Servicing Agreement, and those shown on the Most Recent Balance Sheet, Federal Tax Return (including schedules and exhibits thereto) or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet or Federal Tax Return. To Seller’s Knowledge, since February 7, 2013, all material information required to be disclosed by Target to the owners of the Preferred Shares has been disclosed.

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(f) Subsidiaries. §4(f) of the Disclosure Schedule sets forth for each Subsidiary of Target (i) its name and jurisdiction of organization, (ii) the number of authorized shares for each class of its equity interests, (iii) the number of issued and outstanding shares of each class of its equity interests, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its equity interests held in treasury. All of the issued and outstanding shares of equity interests of each Subsidiary of Target have been duly authorized and are validly issued, fully paid, and non-assessable. Target holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target or any of its Subsidiaries to sell, transfer, or otherwise dispose of any equity interests in any of its Subsidiaries or that could require any Subsidiary of Target to issue, sell, or otherwise cause to become outstanding any of its own equity interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Target. There are no voting trusts or proxies and, except as set forth in the Governing Documents, no agreements or understandings, with respect to the voting of any equity interests of any Subsidiary of Target. Neither Target nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, limited liability company, partnership, trust, or other business association that is not a Subsidiary of Target. Except for the Subsidiaries set forth in §4(f) of the Disclosure Schedule, neither Target nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding limited liability company interests or shares or capital stock of, or other equity interests in, any Person.

(g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the ‘‘Financial Statements’’): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2011, and December 31, 2012 (the “Most Recent Fiscal Year End”) for Parent and Target; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the three months ended March 31, 2013 (the “Most Recent Quarter End”) for Parent and Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly, in all material respects, the financial condition of Parent and Target as of such dates and the results of operations of Parent and Target for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate).

(h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, other than in connection with the transactions contemplated by this Agreement:

(i) neither Target nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in an arm’s length transaction and in the Ordinary Course of Business;

(ii) neither Target nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business;

(iii) no party (including Target and any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which Target or any of its Subsidiaries is a party or by which any of them is bound;

(iv) except as set forth in §4(h)(iv) of the Disclosure Schedule, neither Target nor any of its Subsidiaries has imposed any Liens upon any of its assets, tangible or intangible;

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(v) neither Target nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

(vi) neither Target nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

(vii) neither Target nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $100,000 singly or $200,000 in the aggregate;

(viii) neither Target nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) neither Target nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

(x) neither Target nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) there has been no change made or authorized in the Governing Documents of any of Target and its Subsidiaries;

(xii) except as set forth in §4(h)(xii) of the Disclosure Schedule, neither Target nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its limited liability company interests, shares or other equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its limited liability company interests, shares or other equity interests;

(xiii) except as set forth in §4(h)(xiii) of the Disclosure Schedule, neither Target nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its limited liability company interests, shares or other equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

(xiv) neither Target nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors or officers;

(xv) neither Target nor any of its Subsidiaries has entered into any employment contract with any Person;

(xvi) neither Target nor any of its Subsidiaries has granted any increase in the compensation of any of its directors or officers outside the Ordinary Course of Business;

(xvii) neither Target nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors or officers;

(xviii) neither Target nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xix) there has not been any other material occurrence, event, or transaction outside the Ordinary Course of Business involving Target or any of its Subsidiaries;

(xx) neither Target nor any of its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxi) neither Target nor any of its Subsidiaries has made any loans or advances of money; and

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(xxii) neither Target nor any of its Subsidiaries has committed to do any of the foregoing.

(i) Undisclosed Liabilities. As of the date hereof, except as set forth in §4(i) of the Disclosure Schedule, neither Target nor any of its Subsidiaries has any Liability that would be required by GAAP to be disclosed or reflected on a balance sheet of Target and to Seller Parties’ Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities that have arisen after the Most Recent Quarter End in the Ordinary Course of Business.

(j) Legal Compliance. Each of Target and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof) in all material respects. To the Knowledge of any of the Seller Parties, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i)                 All Tax Returns that are required to be filed by or on behalf of Target have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), (B) all such Tax Returns are or will be true, complete and correct at the time of filing and as of the Closing Date, (C) Target has maintained all documents and records relating to such Tax Returns as are required by applicable Law, (D) all such Tax Returns with respect to taxable periods ended on or before December 31, 2008, have been examined and closed, or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to all valid extensions or waivers, has expired, and (E) Target is not a beneficiary of any extension of time within which to file any Tax Return, other than an extension for tax returns for the year ended December 31, 2012, or agreement to pay any Tax in installments.

(ii)               Target has not (A) waived any statute of limitations in respect of any amount of Taxes or any Tax Returns of Target which waiver is currently in effect, and there are no requests or demands to extend or waive any such period of limitation, (B) agreed to any extension of the period for assessment or collection of Taxes, or (C) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is in force.

(iii)             Target has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements), has duly and timely withheld from salaries, wages, other compensation, payments to vendors, payments related to products, payments to foreign parties and other amounts subject to withholding Taxes and has duly and timely paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over.

(iv)             All deficiencies asserted or assessments made for Taxes with respect to Target have been fully paid, and no other reassessments, assessments, audits, inquiries, claims, suits, proceedings, investigations or inspections by any Tax Authority relating to any Taxes or Tax Returns of Target are in progress, pending or threatened. No unsettled claim made and no other claim that is unsettled, has ever been made by a Tax Authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to Tax under the Laws of that jurisdiction and there is no basis for any such jurisdiction to successfully assert that Target is or may be subject to Tax under the Laws of such jurisdiction.

(v)               Target is not a party to or bound by or obligated under any Tax allocation, sharing, indemnification, indemnity or similar agreement or arrangement other than this Agreement. Target is not nor has it ever been a member of any group of companies filing a consolidated, combined or unitary Tax Return. Target has no liability for Taxes of any other Person as a transferee, successor, by contract or otherwise.

(vi)             There are no Tax rulings, pending requests for rulings, closing agreements or other similar agreements in effect or filed with any Tax Authority relating to Target which will affect Target or its members’ liability for Taxes for any period or portion thereof after the Closing Date. Target is in compliance with all agreements entered into with any Tax Authority.

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(vii)           There are no Liens for any Taxes upon the Target Shares, the Additional Shares, the Preferred Shares or any other equity interests in Target or upon the assets and properties of Target.

(viii)         Target has paid or will have paid on or before the Closing Date, or has established or will establish on or before the Closing Date, an adequate accrual for the payment of all Taxes due or that may be asserted to be due with respect to any event occurring, income accrued or period or portion thereof ending on or prior to the Closing Date.

(ix)             Target is not subject to any obligation to file Tax Returns, pay Taxes, withhold or report Taxes or collect sales, use, or value added Taxes or any other similar Taxes, with respect to the Pre-Closing Period, to or with any Governmental Authority other than the State of Maryland, State of Florida and the United States of America.

(x)               (i) Target has no outstanding adjustments for Tax purposes resulting from a change in method of accounting effected on or before the Closing Date, (ii) no elections for Tax purposes have been made by Target that are currently in force or by which Seller or Target is bound except for the a Code section 754 election and (iii) there are no outstanding adjustments for Tax purposes that may result from any Tax audit or Tax litigation that is in progress that are not duly reserved against and recognized in the Financial Statements of Target.

(xi)             Target (i) will not be required to include an item of taxable income or gain after the Closing Date that is attributable to a transaction (such as an installment sale or an intercompany transaction) that occurred on or prior to the Closing Date and (ii) has not taken a deduction or claimed a loss for Tax purposes in any taxable period (or portion thereof) ending on or before the Closing Date that relates to or results from a payment that will be made by Target after the Closing Date, other than any such deduction or loss incurred in the Ordinary Course of Business.

(xii)           All transactions entered into by Target with any related party have been carried out at arm’s-length, and Target has complied with all applicable transfer pricing disclosure, reporting and other similar requirements.

(xiii)         Seller has made available to Buyer complete and accurate copies of all (i) Tax Returns, and any amendments thereto, as filed by Target within the last five years, (ii) audit reports received within the last five years from any Tax Authority relating to any Tax Return filed by Target and (iii) closing agreements entered into by Target with any Tax Authority for any period or portion thereof after the Closing Date.

(xiv)         Seller has made available to Buyer complete and accurate copies of all Internal Revenue Service Forms 5471, 8621, 8865 and 8858 filed within the last five years in respect of Target and any investments held by any of such entities.

(xv)           Target has not participated in a “reportable transaction” as defined in Treasury Regulations section 1.6011-4, other than those which have been disclosed in the Tax Returns furnished or made available to Buyer.

(xvi)         The transactions contemplated herein will not result in any taxable gain, income, loss, deduction, credit or other similar item to Target or any of its members, including without limitation gain or income resulting from the application of Code section 707(a)(2)(B) and the Treasury Regulations promulgated thereunder, Code sections 704(c)(1)(B) and the Treasury Regulations promulgated thereunder, Code section 737(a) and the Treasury Regulations promulgated thereunder, Code section 731 and the Treasury Regulations promulgated thereunder or Code section 751 and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, in the event gain or income is recognized by Target or its members, such gain or income shall be reported on the Initial Short Period Tax Return for the Short Period.

(xvii)       Seller’s sale of the Common Shares to Buyer constitutes a technical termination under Code section 708(b)(1)(B) (“Technical Termination”) and, as a result, Target is treated for U.S. federal Tax purposes as contributing all of its assets and liabilities to a new partnership in exchange for interests in the new partnership and, immediately thereafter, Target is treated for U.S. federal income Tax purposes as distributing interests in the new partnership to Buyer and the other remaining partners (excluding Seller) in proportion to their respective interests in Target in liquidation of Target. No items of gain, income, loss, deduction or credit shall recognized by Target or its members, and there shall be no adjustments to the capital accounts of the members of Target as a result of the Technical Termination.

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(xviii)     For all taxable periods that remain open to assessment, Seller has delivered or made available to Buyer true, correct and complete copies of all legal and accounting opinions or other memoranda containing an analysis of Target’s determinations of whether reserves for contingent liabilities for Taxes with respect to Target are required for financial, statutory or insurance regulatory reporting purposes, including all information regarding matters that have been examined under Financial Accounting Standards Board Interpretation No. 48 to the extent relating to Tax items in respect of Target.

(xix)         Target has no material debt, either recourse, non-recourse or otherwise, for federal, state and local Tax purposes.

(xx)           Target is, and always has been, a partnership for United States federal, state and local income tax purposes.

(xxi)         Target does not own (directly or indirectly) an interest in a passive foreign investment company as defined in Code section 1297, an interest in a controlled foreign corporation as defined in Code section 957, or an interest in a partnership as defined in Code section 761(a), other than an interest in a tax-exempt bond securitization having elected to file pursuant to Rev. Proc. 2003-84.

(xxii)       Target has an existing Section 754 election in place, which will apply to the sale and purchase of the Common Shares.

(l) Real Property.

(i) Neither Target nor any of its Subsidiaries has any Owned Real Property.

(ii) Neither Target nor any of its Subsidiaries has any Leased Real Property nor does Target or any of its Subsidiaries owe, nor will they in the future owe, any rent, fees, expenses or other amounts to any Person with respect to any Lease.

(iii) Neither Target nor any of its Subsidiaries is a party to any agreement or option to purchase any Real Property or interest therein.

(iv) Neither Target nor any of its Subsidiaries has any Liability under any building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended (collectively, the ‘‘Real Property Laws’’), nor is Target or any of its Subsidiaries in violation of any Real Property Laws.

(vi) There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity with respect to any Real Property or portion thereof that are due or payable or will in the future be due or payable by Target or its Subsidiaries.

(vii) There is not and there will not in the future be any amount due and payable to any architect, contractor, subcontractor, materialman, or other person or entity for work or labor performed for, or materials or supplies provided to, or in connection with, any Real Property or portion thereof.

(viii) Neither Target nor its Subsidiaries has any Liability with respect to any Real Property.

(m) Intellectual Property.

(i) Target and its Subsidiaries own and possess or have the right to access and use pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission all Intellectual Property necessary for the operation of the business of Target and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned, accessed, or used by Target or any of its Subsidiaries immediately prior to the Closing will be owned or available for access and use by Target or its Subsidiaries on identical terms and conditions immediately subsequent to the Closing.

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(ii) None of Target or any of its Subsidiaries, or any of its or their respective businesses as presently conducted and as presently proposed to be conducted, has or will interfere with, infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and none of the Seller Parties has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution, or conflict (including any claim that Target or any of its Subsidiaries must license or refrain from accessing or using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller Parties, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Target or any of its Subsidiaries.

(iii) §4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that is owned, leased, registered, used, or applied for by Target or any of its Subsidiaries. There is no license, sublicense, agreement, covenant not to sue, or other permission that Target or any of its Subsidiaries has granted to any third party with respect to any of its material Intellectual Property. Seller has delivered to Buyer correct and complete copies of all such items of Intellectual Property including all registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §4(m)(iii) of the Disclosure Schedule, includes without limitation, each unregistered trademark, service mark, logo, slogan, trade name, corporate name, Internet domain name, or other source identifier used by Target or any of its Subsidiaries in connection with and material to any of its businesses. With respect to each material item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:

(A) Target and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding access, use, or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, access, use, or ownership of the item, and to the Knowledge of any of the Seller Parties, there is no Basis for the same;

(D) neither Target nor any of its Subsidiaries has indemnification obligations to any Person for or against any interference, infringement, dilution, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable.

(iv) There exists no item of Intellectual Property that any third party (including any Affiliate of Target) owns and that Target or any of its Subsidiaries accesses or uses pursuant to a license, sublicense, agreement, covenant not to sue, or permission.

(v) Seller has taken all reasonably necessary and desirable actions to maintain and protect all of the Intellectual Property of Target and its Subsidiaries and will continue to maintain and protect all of the Intellectual Property of Target and its Subsidiaries prior to Closing so as not to adversely affect the validity or enforceability thereof.

(vii) Seller has complied with, and is presently in compliance with, all administrative, or regulatory laws, regulations, guidelines, and rules of any Governmental Authority applicable to any Intellectual Property owned or used by Target or its Subsidiaries and Seller shall take all reasonably necessary steps necessary to ensure such compliance until Closing.

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(n) Tangible Assets. Target and its Subsidiaries own or lease no buildings, machinery, equipment, or other tangible assets in connection with the conduct of their business as presently conducted.

(o) Contracts. §4(o) of the Disclosure Schedule lists all the contracts and other agreements to which Target or any of its Subsidiaries is a party. Seller has delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(o) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each material oral agreement (if any) referred to in §4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (C) as of the date hereof, no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) as of the date hereof, no party has repudiated any provision of the agreement.

(p) Notes and Accounts Receivable. All notes and accounts receivable of Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries.

(q) Powers of Attorney. Except as set forth in any contract on §4(q) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Target or any of its Subsidiaries.

(r) Insurance. §4(r) of the Disclosure Schedule lists as of the date hereof each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years, including coverage amounts, periods, policy numbers, the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage, and the name of insureds.

With respect to each such insurance policy purchased by Target: (A) neither Target, nor any of its Subsidiaries, nor to the Knowledge of any Seller Party, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy and (B) each such policy may be cancelled without Liability at any time. §4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Target or any of its Subsidiaries.

(s) Litigation. §4(s) of the Disclosure Schedule sets forth as of the date hereof each instance in which Target or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Seller Parties, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or other Governmental Authority of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §4(s) of the Disclosure Schedule would reasonably be expected to result in any Material Adverse Change. None of the individuals listed on §1(a) of Annex I has any reason to believe that any action, suit, proceeding, hearing, or investigation that would reasonably be expected to result in any Material Adverse Change, other than those listed in §4(s) of the Disclosure Schedule, may be brought against Target or any of its Subsidiaries or that there is any Basis for the foregoing.

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(t) Employees.

(i) With respect to the business of Target and its Subsidiaries:

(A) neither Target nor its Subsidiaries has any employees, whether at-will, by contract, statute or common law, nor has Target or any Subsidiary ever had an employee;

(B) there is not, nor has there ever been, any contractual relationship, whether as employee, independent contractor or otherwise with any director or officer of Target or any Subsidiary;

(C) there is no workers’ compensation liability, experience or matter outside the ordinary course of business;

(D) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Target or any of its Subsidiaries (or its or their officers or directors) of any law, regulation or contract; and,

(E) no agent of Target or any of its Subsidiaries has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (D) above.

(ii) (A) There are no employment contracts or severance agreements between Target or any of its Subsidiaries and any Person, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Target or any of its Subsidiaries.

(u) Employee Benefits. Neither Target, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, has contributed at any time within the past six (6) years to, or has any Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Employee Benefit Plan, Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Multiemployer Plan. No asset of Target or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(v) Guaranties. Neither Target nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability (including indebtedness) of any other Person.

(w) Environmental, Health, and Safety Matters.

(i) Each of Target, its Subsidiaries, and their respective predecessors and Affiliates has at all times complied and is in compliance with all applicable Environmental, Health, and Safety Requirements.

(ii) Neither Target nor its Subsidiaries is or has been required to have any permits, licenses, or other authorizations pursuant to Environmental, Health, and Safety Requirements in connection with the operation of their business.

(iii) Neither Target, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report, order, directive, or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements and neither Target, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has, or will in the future have, any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements or any Liabilities pursuant to Environmental, Health, and Safety Requirements.

(iv) Neither Target nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to Environmental, Health, and Safety Requirements.

(x) Business Operations and Records.

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(i) Target (or Servicer on behalf of Target) currently maintains business operations and records necessary for the overall operation and functionality of Target’s and its Subsidiaries’ business (the ‘‘Necessary Items’’) and has taken commercially reasonable efforts to ensure that the Necessary Items will continue to be available notwithstanding the occurrence of any disaster, act of God or any other force majeure event or any effects thereof. Without limiting the foregoing, Target (or Servicer on behalf of Target) provides for the off-site redundancy or back-up of the Necessary Items sufficient to ensure that Necessary Items will function or otherwise be available within a time period that permits the ongoing operations of Target’s and its Subsidiaries’ business.

(ii) Each of Target and its Subsidiaries are covered by business interruption insurance in scope and amount customary and reasonable to ensure their ongoing business operations.

(y) Computer and Technology Security. Target and its Subsidiaries (or Servicer on behalf of Target and its Subsidiaries) have taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of Target and its Subsidiaries and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(z) Certain Business Relationships with Target and Its Subsidiaries. Other than as set forth in §4(z) of the Disclosure Schedule or pursuant to an agreement set forth in §4(o) of the Disclosure Schedule, none of Parent, Seller, their Affiliates, Parent or Seller’s directors, officers, employees and shareholders and Target’s and its Subsidiaries’ directors, officers, and shareholders has been involved in any business arrangement or relationship with Target or any of its Subsidiaries within the past twelve (12) months, and none of Parent, Seller, their Affiliates, Parent or Seller’s directors, officers, employees and shareholders and Target’s and its Subsidiaries’ directors, officers and shareholders owns or leases any asset, tangible or intangible, that is used in the business of Target or any of its Subsidiaries.

(aa) Data Privacy. Target’s and its Subsidiaries’ respective businesses have complied with and, as presently conducted, are in compliance with, all Data Laws. Target and its Subsidiaries have complied with, and are presently in compliance with, its and their respective policies applicable to data privacy, data security, and/or personal information. Neither Target nor any of its Subsidiaries has experienced any incident in which personal information or other data was or may have been stolen or improperly accessed, and neither Target nor any of its Subsidiaries has received any notices or complaints from any Person regarding personal information or other data.

(bb) Certain Financial Agreement.  Parent will not exercise any of its rights under the Agreement listed on §4(bb) of the Disclosure Schedule to cause a mandatory tender of any custodial receipts thereunder or otherwise without the written consent of Target.

§5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b) Notices and Consents. Seller will cause each of Target and its Subsidiaries to give any notices to third parties (if any) required in order for Seller, Target and its Subsidiaries to consummate the transactions herein contemplated, and each such notice is set forth on §5(b) of the Disclosure Schedule, and will cause each of Target and its Subsidiaries to use their reasonable best efforts to obtain the consents, authorizations and approvals (if any) required in order for Seller, Target and its Subsidiaries to consummate the transactions herein contemplated, and each such consent, authorization and approval is set forth on §5(b) of the Disclosure Schedule.

(c) Operation of Business. Seller will not cause or permit Target or any of its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, other than engaging in any practice, taking any action or entering into any transaction contemplated by this Agreement and the other agreements contemplated hereby, including the distribution of the Distributable Securities. Without limiting the generality of the foregoing, Seller will not cause or permit Target or any of its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests, (ii) transfer or encumber any of its properties or assets, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.

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(d) Preservation of Business. Seller will use commercially reasonable efforts to cause each of Target and its Subsidiaries to keep their business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, business associates, suppliers and customers.

(e) Reasonable Access. Seller will permit, and Seller will cause each of Target and its Subsidiaries to permit, representatives of Buyer (including legal counsel and accountants) to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Target and its Subsidiaries.

(f) Notice of Developments. Seller will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Leases. Seller will not, nor shall Target or its Subsidiaries, enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property.

(h) New Transaction Documents. Each of the Parties will, and will cause its Affiliates to, contribute the New Transaction Documents into escrow as set forth in the Escrow Agreement.

(i) Tax Matters. Without the prior written consent of Buyer, neither Target nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Target or any of its Subsidiaries existing on the Closing Date.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort in Seller’s possession or control relating to Target and its Subsidiaries.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target or any of its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records (which are not in the possession or control of the requesting Party, or in the case of the Seller Parties, also not in the possession or control of the Servicer) as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

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(c) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target or any of its Subsidiaries from maintaining the same business relationships with Target and its Subsidiaries after the Closing as it maintained with Target and its Subsidiaries prior to the Closing.

(d) Confidentiality. For a period of two (2) years after the Closing Date (and as to any trade secrets, for so long as such information constitutes a trade secret under applicable law), Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or as required by law, regulation or any rule, requirement or request of any securities exchange, and, a the request of Buyer, deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or regulatory agency, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the request of Buyer and at Buyer’s sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. Notwithstanding the foregoing, Seller may retain one copy of any Confidential Information insofar as necessary to comply with applicable laws and regulation or to the extent that such Confidential Information is retained in electronic archival or backup systems and destruction is not reasonably practicable, but Seller shall at all times remain responsible for any Confidential Information retained or disclosed under the provisions of this §6(d) for such two (2) year period after the Closing Date (and as to any trade secrets, for so long as such information constitutes a trade secret under applicable law).

(e) Intellectual Property. Buyer acknowledges and agrees that, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any intellectual property owned or licensed by Seller or any of its Affiliates (other than Target or its Subsidiaries) including any trademark of Seller or any of its Affiliates (other than Target or its Subsidiaries) or any trademark based upon such trademark. None of Buyer, Target or any of Buyer's Affiliates shall use or seek to register any trademark that is a derivation, translation, adaptation, combination or variation of any trademark of Seller or any of its Affiliates (other than trademarks exclusive to Target or its Subsidiaries) or confusingly similar to any trademark of Seller or any of its Affiliates (other than trademarks exclusive to Target or its Subsidiaries). Buyer shall cause Target to cease using, (i) immediately following the Closing, all trademarks of Seller and its Affiliates, other than any tradename or logo of Seller or its Affiliates which was used by Target in the conduct of its business immediately prior to the Closing and (ii) as soon as practicable following the Closing, but in no event more than four (4) months after the Closing, (A) cease using the tradenames and logos of Seller or its Affiliates which were used by Target in the conduct of its business immediately prior to the Closing and are listed on §6(e) of the Disclosure Schedule, (B) to cause such amendments to the Organizational Documents of Target to be filed, as appropriate or necessary, with all governmental entities to reflect the elimination of such tradenames and logos as are listed on §6(e) of the Disclosure Schedule, and (C) take all other actions necessary to accomplish the foregoing matters, including any notifications, filings or other actions required by any Governmental Authority. Any such use prior to cessation by Target of any such tradename or logo of Seller or any of its Affiliates following the Closing shall be in conformity with the use thereof by Target immediately prior to the Closing.

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(f) Reasonable Access. Following the Closing, Buyer will permit, and Buyer will cause each of Target and its Subsidiaries to permit, representatives of Seller (including legal counsel and accountants) to have reasonable access at reasonable times and upon reasonable prior notice, and in a manner so as not to interfere with the normal business operations of Target and its Subsidiaries, to the books, records (including Tax records), contracts, and documents of or pertaining to each of Target and its Subsidiaries and to knowledgeable representatives of Target and its Subsidiaries.

(g) Directors’ and Officers’ Indemnification. From and after the Closing for a period of six (6) years, Buyer shall, and shall cause each of Target, its Subsidiaries, and their Affiliates to, maintain the indemnification and exculpation provisions of any of the Governing Documents listed in §4(a) of the Disclosure Schedule at a level consistent with the indemnification and exculpation provisions of the governing documents of Buyer and its Affiliates. Seller shall obtain and maintain at its sole cost a six-year “tail” managers’, directors’ and officers’ liability insurance policy, which shall provide at least the same coverage and amounts, and contain terms and conditions, which are, in the aggregate, no less favorable to the insured than Target’s policy as existing prior to the Closing Date.

(h) True-up Provision. Buyer and Seller will review cash flow activity through July 14, 2013 and will agree to remit a net payment, if any, on July 15, 2013 from one to the other for any activity that occurs which is not appropriately allocated between Buyer and Seller as of the Closing Date.  Activity to be reviewed will include, but will not be limited to, all payments on Bonds due and payable on or after June 30, 2013 received by Seller.

§7. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date (as though made on and as of such date, other than representations and warranties that speak as of an earlier date, which need only be true and correct as of such date), except to the extent that such representations and warranties are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case such representations and warranties (as so written, including the term ‘‘material,’’ ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change’’) shall be true and correct in all respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case Seller shall have performed and complied with all of such covenants (as so written, including the term ‘‘material,’’ ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change’’) in all respects through the Closing;

(iii) Target and its Subsidiaries shall have procured all of the third-party consents, approvals and authorizations (if any) specified in §5(b) of the Disclosure Schedule;

(iv) no action, suit, or proceeding shall have been commenced by any Governmental Authority of any federal, state, local, or non-U.S. jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Common Shares and to control Target and its Subsidiaries, or (D) adversely affect the right of Target or any of its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

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(v) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement;

(vi) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(ii) is satisfied in all respects;

(vii) [Reserved.]

(viii) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Buyer and on which Buyer’s lenders shall be entitled to rely, and dated as of the Closing Date;

(ix) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Target and its Subsidiaries other than the directors set forth on §7(a)(ix) of the Disclosure Schedule;

(x) Seller and Target and its Subsidiaries shall have terminated the contracts and agreements set forth on Annex IV and delivered duly executed counterparts to the contracts and agreements set forth on Annex V (the “New Transaction Documents”) in the manner set forth in the Escrow Agreement and neither Buyer nor any Affiliate of Buyer, nor Target or any Subsidiary shall have any Liability to any Person in connection with any termination of a Contract set forth on Annex IV;

(xi) all actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

(xii) Seller shall cause Parent to deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a ‘‘foreign person’’ as defined in Code §1445;

(xiii) Seller shall have delivered to Buyer copies of the certificate of incorporation (or formation) of Seller, Target, and each Target Subsidiary certified on or reasonably in advance of the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation (or formation);

(xiv) Seller shall have delivered to Buyer copies of the certificate of good standing of Seller, Target, and each Target Subsidiary issued on or reasonably in advance of the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which each such Person is qualified to do business;

(xv) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date as to: (i) no amendments to the certificate of incorporation (or formation) of Seller since June 25, 2013; (ii) the bylaws, operating agreement and other Governing Documents of Seller; (iii) the resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement; and

(xvi) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of each of Target and each Target Subsidiary, dated the Closing Date as to: (i) no amendments to the certificate of incorporation (or formation) of such Person since June 25, 2013; (ii) the bylaws, operating agreement and other Governing Documents of such Person; and (iii) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated hereby.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

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(b) Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date, the except to the extent that such representations and warranties are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case such representations and warranties (as so written, including the term ‘‘material,’’ ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change’’) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term ‘‘material,’’ ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change’’) in all respects through the Closing;

(iii) no action, suit, or proceeding shall have been commenced by any Governmental Authority of any federal, state, local, or non-U.S. jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement;

(v) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(ii) is satisfied in all respects;

(vi) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Seller, and dated as of the Closing Date;

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller; and

(viii) Seller shall have received from Buyer a duly executed Qualified Institutional Buyer Certificate in the form attached hereto as Exhibit D confirming that Buyer is a Qualified Institutional Buyer.

Seller may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

§8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.

(i) All of the representations and warranties (including Annex I and the Disclosure Schedule) and covenants of Seller Parties shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter; provided, however, that the representations of Seller Parties set forth in §§ 3(a)(i) (Organization of Seller), 3(a)(ii) (Authorization of Transaction), 3(a)(v) (Common Shares) 4(a) (Organization, Qualification and Corporate Power), 4(b) (Capitalization), 4(k) (Tax Matters), 4(l) (Real Property), 4(m) (Intellectual Property), 4(u) (Employee Benefits) and the covenants of Seller Parties in §9 shall each survive until the later of (x) two (2) years and (y) thirty (30) days after expiration of the applicable statutes of limitations. For purposes of this Agreement, the Seller Parties' representations and warranties and the representations and warranties concerning Target and its Subsidiaries shall be deemed to include Annex I and the Disclosure Schedule.

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(ii) All of the representations and warranties (including Annex II) and covenants of Buyer contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years; provided, however, that the representations of Buyer set forth in §§ 3(b)(i) (Organization of Buyer), 3(b)(ii) (Authorization of Transaction), 3(b)(v) (Investment) and 3(b)(vi) (Qualified Institutional Buyer) shall each survive until thirty (30) days after expiration of the applicable statutes of limitations.

(iii) Notwithstanding the foregoing, any representation, warranty or covenant that would otherwise terminate in accordance with this §8(a) will continue to survive if a notice of a claim shall have been given under this §8 on or prior to the date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this §8.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event any Seller Party breaches any of its representations, warranties, and covenants contained herein (determined without regard to any limitation or qualification by materiality except in the case of any qualification for material, Material Adverse Effect or Material Adverse Change contained in §§4(g) (Financial Statements), 4(h) (Events Subsequent to Most Recent Fiscal Year End), and 4(s) (Litigation)), then each Seller Party shall, jointly and severally, indemnify Buyer, its officers, directors, employees, agents and Affiliates and the officers, directors, employees and agents of its Affiliates (collectively, the “Buyer Indemnitees”) from and against any and all Adverse Consequences any Buyer Indemnitee may suffer resulting from, arising out of, relating to, or caused by the breach; provided, however, that any qualification for material, Material Adverse Effect or Material Adverse Change contained in §§4(g) (Financial Statements), 4(h) (Events Subsequent to Most Recent Fiscal Year End), and 4(s) (Litigation) shall be disregarded solely for the purposes of determining any amounts payable under this §8(b)(i) and not for the purposes of determining whether a breach of any such representation, warranty or covenant has occurred.

(ii) Each Seller Party shall, jointly and severally, indemnify each Buyer Indemnitee from and against any and all Adverse Consequences any Buyer Indemnitee may suffer resulting from, arising out of, relating to, or caused by (A) the representations and warranties of the Subsidiary of Target in the Agreement listed on §4(bb) of the Disclosure Schedule not being true and correct or the facts upon which the assumptions of the Credit Enhancer in the Agreement listed on §4(bb) of the Disclosure Schedule not being true and correct as of December 1, 2001, which Adverse Consequences result from or arise out of matters identified by Buyer within sixty (60) days after the Closing Date, or (B) the items set forth on §4(s) of the Disclosure Schedule.

(c) Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations or warranties in §3(b), and covenants contained herein, then Buyer shall indemnify Seller, its officers, directors, employees, agents and Affiliates and the officers, directors, employees and agents of its Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Adverse Consequences suffered resulting from, arising out of, relating to, or caused by the breach.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Buyer Indemnitee or Seller Indemnitee (the ‘‘Indemnified Party’’) with respect to any matter (a ‘‘Third-Party Claim’’) that may give rise to a claim for indemnification against any indemnifying Party (the ‘‘Indemnifying Party’’) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party both (1) notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will defend the Indemnified Party against the Third-Party Claim (without prejudice to the Indemnifying Party’s further determinations under subpart (d)(ii)(A)(2)) and, (2) notifies the Indemnified Party in writing within 45 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Adverse Consequences (to the fullest extent provided in this §8) the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief (provided that if such equitable relief or other relief portion of the Third-Party Claim can be separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages), (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

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(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party, in its sole discretion, and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party, in its reasonable discretion, (x) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect to such claim, (y) if such judgment or settlement would result in the finding or admission of any violation of law or (z) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could interfere with or adversely affect the business, operations or assets of the Indemnified Party or any of its Affiliates.

(iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) to the fullest extent provided in this §8, and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(e) Purchase Price Adjustment. All indemnification payments under this §8 and §9(d) shall be deemed adjustments to the Purchase Price.

(f) Other Indemnification Provisions. Seller and each Affiliate of Seller hereby irrevocably waives and relinquishes any right or claim it might otherwise have to make any claim for indemnification against Target or any of its Subsidiaries by reason of the fact that any director, officer, employee or agent of Seller or any Affiliate of Seller was a director, officer, employee, or agent of Target or any of its Subsidiaries or was serving at the request of Target or any of its Subsidiaries as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against a Seller Party (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

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(g) Exclusive Remedy. This §8 and §9(d) shall be the exclusive remedy for money damages from and after Closing for any matters in connection with this Agreement and the transactions contemplated hereby, other than any remedies for fraud. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this §8 and §9(d). The Indemnified Party shall use all reasonable efforts to minimize and mitigate its Adverse Consequences hereunder. Any Adverse Consequences shall be computed net of any insurance (to the extent commercially reasonable to seek payment under available insurance coverage) available to the Indemnified Party or tax or other pecuniary benefits actually realized by the Indemnified Party. The Indemnified Party shall provide any information in connection with the matters covered by this §8 as the Indemnifying Party may reasonably request.

(h) Limitations.

(i) No amounts of indemnity shall be payable as a result of any claim arising under §8(b) unless and until the Buyer Indemnitees have suffered, incurred, sustained or become subject to Adverse Consequences referred to in that clause in excess of $5,000,000 in the aggregate (the “Basket”), in which case the Buyer Indemnitees may bring a claim for all Adverse Consequences in excess of the Deductible.  With respect to any claim as to which the Buyer Indemnitees may be entitled to indemnification under §8(b)(i), the Seller Parties shall not be liable for any individual or series of related Adverse Consequences for a single underlying property which do not exceed $100,000 in the aggregate in relation to such property once the Basket is satisfied (the “Threshold”) (provided that all Adverse Consequences for underlying properties shall be counted for purposes of satisfying the Basket and those applied to satisfy the Basket shall be fully reimbursable to Buyer in excess of the Deductible once the Basket is satisfied).  In the event the Seller Parties assume the defense of (or otherwise elect to negotiate or settle or compromise) any action or claim (other than an action or claim as to which no Basket, Deductible or Threshold applies) as described above, the Buyer Indemnitees shall reimburse the Seller Parties for all costs and expenses incurred by the Seller Parties in connection with such defense (or negotiation, settlement or compromise) to the extent that such costs and expenses (together with the Adverse Consequences of Buyer Indemnitees) do not exceed the amount of the remaining Basket, but once the Basket is exceeded, Seller Parties shall be responsible for the first dollar of all costs and expenses above the Deductible and shall promptly reimburse Buyer Indemnitees for all such costs and expenses incurred by the Seller Parties in connection with such defense (or negotiation, settlement or compromise).

(ii) The maximum liability of Seller Parties for breach of any representation, warranty or covenant subject to the two (2) year survival period under §8(a)(i) (the “General Representations and Covenants”) shall not exceed, in the aggregate, Twenty Million Dollars ($20,000,000). The maximum liability of Seller Parties for breach of any representation, warranty or covenant identified in the proviso of §8(a)(i) as being subject to the longer survival period (the “Fundamental Representations and Covenants”) shall not exceed, in the aggregate, Seventy-Eight Million Five Hundred Two Thousand Six Hundred Eighty-Eight Dollars ($78,502,688). Payments made by Seller Parties pursuant to the indemnity for breaches of General Representations and Covenants (and subject to the $20,000,000 limit) shall pro tanto reduce the $78,502,688 available under Seller Parties’ indemnity for breaches of Fundamental Representations and Covenants. For the avoidance of doubt, in no event shall the liability of the Seller Parties under §8(b)(i) exceed $78,502,688 in the aggregate. The Seller Parties shall not be liable under the indemnity in §8(b)(i) for any Adverse Consequences based upon or arising out of any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or obligations of the Seller Parties contained in this Agreement if any Buyer Notice Individual received written information relating to such inaccuracy or breach prior to the Closing (it being understood that this limitation shall not apply to the indemnity in §8(b)(ii)). Buyer shall not be liable under this §8 for any Adverse Consequences based upon or arising out of any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or obligations of Buyer contained in this Agreement if any Seller Party received written information relating to such inaccuracy or breach prior to the Closing.

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§9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a) Seller shall prepare, or cause to be prepared by a Big 4 Accounting Firm in a timely manner at the sole expense of Seller, all Tax Returns of Target with respect to the taxable period commencing January 1, 2013 and ending prior to or ending on the Closing Date (the “Initial Short Period Tax Return” and the “Short Period,” respectively); provided, however, that the Initial Short Period Tax Return shall be prepared by treating items on such Initial Short Period Tax Return in a manner consistent with the prior Tax Returns of Target, except as otherwise may be required by applicable Law and as set forth herein. Seller shall deliver to Target draft copies of the Initial Short Period Return at least forty-five (45) days prior to the date for filing the Initial Short Period Tax Return. Target shall have the right to review and comment on the proposed Form 1065 and on all Form K-1s for the Initial Short Period Tax Return within 15 business days after the draft copies of the Initial Short Period Tax Return have been delivered to Seller, and Seller shall consider such comments in good faith and shall incorporate such comments; provided that if Seller in good faith believes that such comments are incorrect, such dispute shall be resolved by a Big 4 accounting firm, other than one who is preparing the Initial Short Period Tax Return (the “Tax Referee”), chosen by and mutually acceptable to both Target and Seller within five days of the date on which the need to choose the Tax Referee arises. The Tax Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Tax Referee shall be borne equally by Target and Seller. The Parties have agreed that for Tax and other purposes, the transactions set forth herein shall be treated as having the following characterization and occurring in the following order: (i) The amendment of the Amended and Restated Operating Agreement of Target by Seller executing the Second Amendment to such Agreement as set forth in Exhibit 2(e)(A); (ii) a capital contribution to Target by Buyer in the amount of the Capital Contribution in exchange for the New Common Shares, governed by Section 721(a) of the Code; (iii) a distribution by Target to Seller of the Distributable Securities, governed by Sections 731(a) and (b) of the Code;  (iv) a sale by Seller to Buyer of all the Common Shares in exchange for the Purchase Price, governed by Section 1001 of the Code and Target's election under Section 754 of the Code; and (v) a termination of Target under Section 708(b)(1)(B) of the Code.

(b) Target shall provide to Seller, within 30 business days after receipt by Target, copies of all notices from any Tax Authority relating to Target that relate to any Pre-Closing Period. In addition, except as may be prohibited by applicable law, Target agrees to make available to Seller at Seller’s sole expense any of Target’s records in Target’s custody or control, and not otherwise available to Seller, for the purpose of preparing any Tax Return or preparing for or defending any Tax-related examination of Seller by any governmental authority. Seller shall reimburse Target for out-of-pocket costs and expenses incurred by Target for such request. Target shall afford access to records during normal business hours and upon not less than 10 business days’ prior request, provided that such access shall be subject to such limitations as Target may impose to delete or protect trade secrets and other confidential business information or other privileged information of Target or any other Person.

(c) The Parties agree that: (i) with respect to Tax Returns not yet filed relating to the Initial Short Period Tax Return, the Parties will file their returns consistent with K-1s as set forth in §9(a), which are consistent with the terms and conditions of this Agreement and its ancillary documents, and will not take positions with any Tax Authority which are inconsistent with such K-1s, and (ii) with respect to Tax Returns filed for tax years prior to the Short Period, the Parties will not take any positions with Tax Authority which are inconsistent with the Form K-1s filed in connection with Target for those years. Each Party agrees not take a position on its own Tax Return that is inconsistent with a position taken on Target’s Tax Return.

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(d) Each Seller Party, jointly and severally, shall be liable for and pay, and shall indemnify, defend, and hold harmless Buyer and Target from and against, all Tax Claims and Taxes imposed on or incurred by Buyer or Target, or for which Buyer or Target may otherwise be liable, relating to any breach or inaccuracy of any representation contained in §4(k) of this Agreement or any breach or failure by Seller Parties to perform (or cause to be performed) any of the covenants or agreements set forth in this §9. In addition to any other rights and remedies available to Buyer and Target including but not limited to the foregoing, in the event any items of income, gain or similar items are recognized by Target as a result of the transactions contemplated herein, Target shall allocate such items of income or gain or similar items to Seller.

(e) Seller shall have the right to control the contest of any Tax Claim for which Seller Parties are solely liable under this Agreement, at its sole cost and expense; provided, that (A) Buyer and Target shall have the right, at their own expense, to participate in (but not control) all proceedings related to such Tax Claim, (B) Seller Parties shall within five days of receipt, furnish to Buyer and Target copies of all relevant correspondence and documentation in connection with any such Tax Claim and shall provide Buyer and Target with the opportunity to comment on all proposed correspondence and submissions to the relevant Tax Authority, which comments Seller Parties shall consider in good faith, (C) Seller Parties shall consult in good faith with Buyer and Target regarding the conduct of the contest of any such Tax Claim and (D) Seller Parties shall use good faith reasonable efforts to take positions in any contest that are consistent with the positions taken in prior settlements with respect to substantially similar issues if the failure to take a consistent position would give rise to an adverse effect upon Target or Buyer. Seller Parties shall not, and shall not permit any relevant party to, enter into any settlement or otherwise compromise any such Tax Claim without the prior written consent of Buyer and Target, provided, that if Buyer and Target refuse to consent to any settlement or compromise that the relevant Tax Authorities and Seller Parties propose to accept (a “Proposed Settlement”) and such Proposed Settlement would not result in a Tax Liability to Buyer and Target that is not indemnified by the Seller Parties, then (x) the liability of Seller Parties with respect to the subject matter of the Proposed Settlement shall be limited to the amount that such liability would have been to Seller Parties were the Proposed Settlement accepted, and (y) Buyer and Target shall thereafter be entitled to assume control of the contest, settlement and compromise of such Tax Claim and shall bear their own costs and expenses in connection with such Tax Claim.

(i) Within 20 days of receiving notice from Buyer and Target of a Tax Claim pursuant to this §9(e), Seller shall notify Buyer and Target in writing of its intention to control the contest of any Tax Claim that is the subject of such notice and that Seller is otherwise entitled to control (or jointly control) pursuant to this §9(e). If Buyer and Target do not receive such notice from Seller within such period, or if Seller shall notify Buyer and Target that it does not wish to control (or jointly control) the contest of such Tax Claim (or any other Tax Claim), Buyer and Target thereupon shall be entitled to control the contest, settlement and compromise of such Tax Claim in their sole discretion.

(ii) Except as otherwise expressly provided, nothing contained in this §9(e) shall be construed as limiting Buyer and Target’s right to indemnification under §9(d), provided, that Buyer and Target may elect (by written notice to Seller) to forgo indemnification under §9(d) for a Tax Claim or portion thereof, in which case Buyer and Target shall be entitled to control the contest, settlement and compromise of such Tax Claim or applicable portion thereof in their sole discretion and at their own expense.

(f) Assistance and Cooperation. After the Closing Date, each of the Seller Parties, Buyer and Target shall (and cause their respective Affiliates to):

i. assist the other Party, as may reasonably be requested, in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with this Agreement;

ii. cooperate in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns of Target;

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iii. make available to the other Parties and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of Target (subject to the protection of trade secret and business confidential information);

iv. furnish the other Parties with copies of all correspondence regarding a Tax Claim received from any Tax Authority in connection with any Tax audit or information request with respect to any taxable period;

v. timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes described in §9(g)(ii);

vi. assist the other, as may reasonably be requested, in connection with Tax matters of Seller or Buyer and Target, as the case may be, or their Affiliates, in relation to the transactions contemplated hereby, including Tax matters relating to U.S. federal income Tax compliance (which shall, for the avoidance of doubt, include providing reasonable assistance to Buyer and Target in connection with Buyer and Target’s filing of any applicable Internal Revenue Service forms); and

vii. otherwise cooperate with the other Parties as may reasonably be requested with respect to legitimate matters related to Taxes.

The obligations of Buyer and Target under this §9(f) shall be limited to those that are commercially reasonable.

If Seller or Buyer and Target make a request to the other pursuant to this §9 that, in the reasonable judgment of the Party receiving the request, requires the engagement of third party consultants to fulfill, the requesting Party shall engage such consultants (provided they are reasonably acceptable to the other Party) and shall be solely responsible for the remuneration of such consultants.

(g) Other Tax Matters.

i. In the event of any inconsistency between this §9 and any other provision of this Agreement, this §9 shall control with respect to any Tax matters. The obligations of the parties hereto set forth in this §9 shall: (i) be unconditional and absolute, (ii) remain in full force and effect until 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof) and (iii) not be subject to any limitations on indemnification set forth in §8 (if any).

ii. Notwithstanding any other provision of this Agreement to the contrary, all sales, use, transfer, securities transaction, documentary, stamp, duties, recording and similar Taxes and fees imposed in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by Seller and Buyer. Seller, Buyer and Target shall cooperate in accurately filing or causing to be filed all necessary Tax Returns and other documentation with respect to any Transfer Tax, and any reasonable expenses incurred in connection with such filings shall be borne equally by Seller and Buyer and Target.

§10. Termination.

(a) Termination of Agreement. This Agreement may be terminated as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event any of Seller Parties has breached any material representation, warranty, covenant, agreement or obligation contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure prior to Closing or 10 days after notice of breach, whichever is earlier or (B) if the Closing shall not have occurred on or before July 3, 2013, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, covenant, agreement or obligation contained in this Agreement); and

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(iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, covenant, agreement or obligation contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure prior to Closing or 10 days after notice of breach, whichever is earlier or (B) if the Closing shall not have occurred on or before July 3, 2013, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from any Seller Party breaching any representation, warranty, covenant, agreement or obligation contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

§11. Miscellaneous.

(a) Nature of Seller Parties’ Obligations. All of the representations, warranties, and covenants of Seller Parties in this Agreement are joint and several obligations. This means that each Seller Party shall be responsible to the extent provided in §8 above for any and all Adverse Consequences Buyer or any Buyer Affiliate may suffer as a result of any breach thereof.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective Affiliates (to the extent provided herein) and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein, their respective Affiliates (to the extent provided herein) and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to Seller:	Copy (which shall not constitute notice) to:

Gallagher Evelius & Jones LLP
621 E Pratt Street, Suite 600	218 North Charles Street, Suite 400
Baltimore, Maryland 21202	Baltimore, Maryland 21201
Attention: Gary Mentesana	Attention: Stephen A. Goldberg
Email: Gary.Mentesana@munimae.com	Email: sgoldberg@gejlaw.com
Telephone: 443-263-2977	Telephone: 410-347-1343
Fax: 410-727-5387	Fax: 410-468-2786

Clifford Chance US LLP
31 W. 52nd Street
New York, New York 10019
Attention: Joseph Cosentino
Email: joseph.cosentino@cliffordchance.com
Telephone: 212-878-8000
Fax: 212-878-8375

If to Buyer:	Copy (which shall not constitute notice) to:

Bank of America Merrill Lynch	Kutak Rock LLP
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Suite 2750
One Bryant Park, NY1-100-12-3, New York, NY 10036	303 Peachtree St., NE
Atlanta, Georgia 30308
Attention: David A. Nix
Attention: Dan Nussbaum	Email: david.nix@kutakrock.com
Email: dan.nussbaum@baml.com	Telephone: 404-222-4610

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER, AND TOGETHER WITH ANY DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW RULES OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 (OR ANY SUCCESSOR STATUTE THERETO).

(j) Consent to Jurisdiction, Venue and Service of Process. Pursuant to, and in accordance with, Section 5-1402 of the New York General Obligations Law (or any successor statute thereto), Buyer and each Seller Party irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the exclusive jurisdiction of a court of record in the State of New York located in the Borough of Manhattan or in the United States District Court for the Southern District of the State of New York located in the Borough of Manhattan, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding, and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Buyer and each Seller Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the respective address set forth for such party in §11(h). Buyer and each Seller Party agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in appropriate jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this §11(j) shall be by certified or registered mail, return receipt requested. Nothing in this §11(j), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court if a designated court in New York lacks subject matter jurisdiction as to a particular matter or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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(k) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(n) Expenses. Each of Buyer, Seller, Parent, Target, and each Target Subsidiary shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller Parties shall also bear the costs and expenses of Target and its Subsidiaries incurred by such parties prior to the Closing (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated. For the avoidance of doubt, this provision shall in no way expand the indemnification obligations of the Parties hereunder, which shall remain the exclusive remedy for money damages for the matters identified therein.

(o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word ‘‘including’’ shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

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(p) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(q) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target and its Subsidiaries is unique and recognize and affirm that in the event Seller Parties or any of them breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to seek to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(r) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in regulations promulgated under Code §6011) of the transactions contemplated by this agreement; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(s) NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN §3 OR §4 (INCLUDING THE RELATED PORTIONS OF ANNEX I AND THE DISCLOSURE SCHEDULE), NONE OF EITHER SELLER PARTY, TARGET OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF EITHER SELLER PARTY OR TARGET, AND MAKES NO REPRESENTATION OR WARRANTY NOT SET FORTH IN §3 OR §4 AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES OR AS TO THE REVENUE, PROFITABILITY, SUCCESS OR VALUE OF TARGET OR ANY OF ITS ASSETS, OR ARISING FROM STATUTE OR OTHERWISE IN LAW AND BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN §3 OR §4.

* * * * *

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MERRILL LYNCH PORTFOLIO MANAGEMENT, INC.,
as Buyer

By: /s/ Daniel Nussbaum
Name: Daniel Nussbaum
Title: Authorized Signatory

MUNIMAE TEI HOLDINGS, LLC ,
a Maryland limited liability company,
as Seller
By: Municipal Mortgage & Equity, LLC
By: /s/ Gary A. Mentesana
Name:	Gary A. Mentesana
Title:	Executive Vice President

MUNICIPAL MORTGAGE & EQUITY, LLC, as Parent
By: /s/ Gary A. Mentesana
Name:	Gary A. Mentesana
Title:	Executive Vice President

MUNIMAE TE BOND SUBSIDIARY, LLC,
a Maryland limited liability company,
as Target

By: Municipal Mortgage & Equity, LLC

By: /s/ Gary A. Mentesana
Name:	Gary A. Mentesana
Title:	Executive Vice President

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